Exhibit 10.5

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

LICENSE AGREEMENT

This AGREEMENT (hereinafter “Agreement”) effective as of February 11, 1992 (“Effective Date”), by and between United States Surgical Corporation, a corporation organized and existing under the laws of the State of Delaware, having executive offices at 150 Glover Avenue, Norwalk, Connecticut 06856 (hereinafter “USSC”) and SPINNAKER R&D ASSOCIATES, a general partnership organized and existing under the laws of the State of New Mexico, having offices at 5300 DTC Parkway, Suite 270, Englewood, Colorado, 80111, on behalf of itself, the University of New Mexico, and the Inventors, Wolff M. Kirsch, M.D., Yong Hua Zhu, M.D., and Robert B. Cushman, (hereinafter “INVENTORS”), together owners of all of the PATENTS RIGHTS and other rights herein transferred, (altogether hereinafter referred to as “LICENSOR”).

W I T N E S S E T H:

WHEREAS, LICENSOR has developed and is continuing to develop surgical clips for joining vessels and the like and applicators useful in applying such clips and has filed U.S. and foreign patent applications and has received certain U.S. and foreign patents relating to such clips and applicators;

WHEREAS, LICENSOR is desirous of continuing the development of such clips and applicators to see that such products are placed in the marketplace through an appropriate licensing arrangement;

WHEREAS, USSC develops and markets surgical products, including wound closure products;

WHEREAS, USSC desires to manufacture, distribute and sell new surgical products and expand the availability of such surgical products;

WHEREAS, both parties desire to work together, calling on their respective areas of expertise, in order to develop and hopefully market such clips and applicators under the terms and conditions hereinafter set forth; and

WHEREAS, the parties desire to enter into a license agreement;

NOW, THEREFORE, in consideration of the premises and faithful performance of the covenants herein contained, the parties follows.

ARTICLE I - DEFINITIONS

For the purposes of this Agreement, the terms set forth in Article I hereof shall be defined as follows:

A. “SURGICAL CLIP TECHNOLOGY” means all of the patented or unpatented, patentable or unpatentable, scientific and technical information and know-how created and developed by the INVENTORS during or previous to this Agreement relating to arrangements and techniques for surgical clips and applicators therefor, and includes, but is not limited to, the technology shown, described, and claimed in the patents and patent applications set forth in Exhibit A, attached hereto and incorporated herein.

B. “LICENSED PRODUCT” means any apparatus, product, or device within the SURGICAL CLIP TECHNOLOGY which includes or encompasses intellectual property rights which will be or have been transferred from LICENSOR to USSC under this Agreement.

C. “LICENSED PROCESS” means any process, method, or technique within the SURGICAL CLIP TECHNOLOGY which includes or encompasses intellectual property rights which will be or have been transferred from LICENSOR to USSC under this Agreement.

D. The terms “MICRO CLIP,” “MEZZO CLIP,” and “MACRO CLIP” and relate only to sizes and dimensions of surgical clips.

E. “IMPROVEMENTS” shall mean any development, refinement or modification of the SURGICAL CLIP TECHNOLOGY first conceived and reduced to practice solely by the INVENTORS.

F. “PATENT” OR “PATENT RIGHTS” are equivalent terms and shall mean any patent issuing on a patent application existing as of the EFFECTIVE DATE drawn to an invention within the SURGICAL CLIP TECHNOLOGY and covering a LICENSED PRODUCT, a LICENSED PROCESS or TECHNICAL INFORMATION including, without limitation, the patents and patent applications set forth on Exhibit A and any reissue, reexamination, revalidation or registration patents and patents of addition based thereon and any later filed divisional, continuation, or reissue applications claiming priority therefrom and any patents issuing on said applications, and also any patent issuing on any later filed continuation-in-part application directed to substantially the same type of invention as that claimed in any patent or patent application listed on Exhibit A.

G. “IMPROVEMENT PATENT” means any patent issuing on a patent application which comes into existence on or after the EFFECTIVE DATE drawn to an invention within the SURGICAL CLIP TECHNOLOGY covering a LICENSED PRODUCT, a LICENSED PROCESS or TECHNICAL INFORMATION and any reissue, reexamination, revalidation or registration patents and patents of addition based thereon and any later filed divisional, continuation, or reissue applications claiming priority therefrom and any patents issuing on said applications, and also any patent issuing on a later filed patent application which is a continuation in part of any of the aforesaid patent applications and directed to substantially the same type of invention as that claimed in any such patent application.

H. “TECHNICAL INFORMATION” shall mean all proprietary, trade secret information and knowledge of a scientific or technical nature, whether or not patentable, within the SURGICAL CLIP TECHNOLOGY originated by and in the possession of the LICENSOR previous to or during the term of this Agreement.

I. “AFFILIATE” shall mean any corporation or organization which directly or indirectly controls, is or will be controlled by or is or will be under common control with a party to this Agreement by means of the ownership, directly or indirectly, of 50% or more of the voting stock or analogous interest in such corporation or organization.

J. “NET SALES” shall mean the aggregate of sales of ROYALTY PRODUCTS by USSC and by any AFFILIATE and/or sublicensee of USSC calculated as the gross sales invoiced and shipped to customers for sales, leases or uses of ROYALTY PRODUCTS, less discounts actually allowed, invoices written off as uncollectible, credits for returns and allowances, restocking charges, transportation charges, transit insurance, duties and taxes added to the face of the invoice, sales by independent distributors, and sales between USSC and its Affiliates, subsidiaries, sublicensees or permitted assignees. NET SALES shall be subject to the exclusions set forth in Article II, Paragraph G. The portion of the gross sales price of any package, tray or other group of items consisting of one or more ROYALTY PRODUCTS and non-ROYALTY PRODUCTS (“Package”) to be included in NET SALES shall be deemed to be the gross sales price of the Package multiplied by the ratio of the individual retail list price of the ROYALTY PRODUCTS contained in the Package to the sum of all individual retail list prices of every item in the Package (if all of such items were sold separately). If all such items are not sold separately, any item not sold separately shall have a price attributed to it for purposes of this Paragraph consistent with pricing of similar products or their functional equivalents.

K. “CALENDAR QUARTERS” shall mean the three month periods during a CALENDAR YEAR beginning with the first day of January, April, July and October.

L. “CALENDAR YEAR” shall mean a year beginning January 1 and ending the following December 31.

M. “TERRITORY” shall mean all countries of the world.

N. “ROYALTY PRODUCTS” mean products sold by USSC and by any AFFILIATE and/or sublicensee which are either (a) LICENSED PRODUCTS and/or a LICENSED PROCESS which are covered by one or more valid, enforceable patent claims in or which issue on or from the PATENTS or IMPROVEMENT PATENTS; or (b) LICENSED PRODUCTS and/or a LICENSED PROCESS which are covered by one or more valid, enforceable patent claims in or which issue on or from the PATENTS or IMPROVEMENT PATENTS, in combination with one or more USSC INVENTIONS.

O. “USSC INVENTION” shall have, the meaning set forth in Article III, Paragraph R hereof.

P. “CONFIDENTIAL INFORMATION” shall have the meaning set forth in Article III, Paragraph A hereof.

ARTICLE II - LICENSE

A. Grant of License. On the Effective Date, LICENSOR agrees to grant and does hereby grant to USSC an exclusive, worldwide license (with right to sublicense) upon the terms and conditions hereinafter specified to evaluate, make, have made, use and sell in the TERRITORY the SURGICAL CLIP TECHNOLOGY, the LICENSED PRODUCTS, the

LICENSED PROCESSES and the TECHNICAL INFORMATION and including, without limitation, IMPROVEMENTS, PATENTS and IMPROVEMENT PATENTS. LICENSOR shall retain the right to permit Wolff M. Kirsch, M.D. and Yong Hua Zhu, M.D. to use any of the SURGICAL CLIP TECHNOLOGY, the LICENSED PRODUCTS, LICENSED PROCESSES and TECHNICAL INFORMATION, and including, without limitation, IMPROVEMENTS, PATENTS and IMPROVEMENT PATENTS for human, neurosurgical procedures performed only by them in their existing neurosurgical practice and only until USSC has developed a potential ROYALTY PRODUCT for clinical field testing. Such usage shall be without compensation to or liability on the part of USSC; but all of the same shall be treated by LICENSOR as CONFIDENTIAL INFORMATION of USSC during the term of this Agreement.

B. Extension of License to AFFILIATES. USSC may, upon terms and conditions hereinafter specified, extend the rights and licenses granted under this Agreement to AFFILIATES of USSC provided USSC agrees in writing to be responsible for the performance by such AFFILIATES of all USSC obligations hereunder including payment of royalties by the AFFILIATES to whom the rights and licenses have been extended. USSC may on the same conditions also sublicense the rights and licenses granted hereunder to other third parties.

C. Terms of License. The term of the rights and licenses granted by this Agreement shall commence on the Effective Date and terminate upon the expiration of the last to expire patent issuing on or from the PATENTS and the IMPROVEMENT PATENTS and which provide claim coverage of a commercial embodiment of said ROYALTY PRODUCTS, or twenty (20) years after the commencement of the rights and licenses granted by this Agreement, whichever is the later, unless earlier terminated by reason of termination of this Agreement.

D. USSC’s Initial Payment. USSC will pay to LICENSOR on the Effective Date the sum of [CONFIDENTIAL TREATMENT REQUESTED] /*/ Dollars ($[CONFIDENTIAL TREATMENT REQUESTED]/*/). This payment will be made to Spinnaker R&D Associates.

E. LICENSOR’s Initial Disclosures. LICENSOR shall furnish to USSC (1) on or prior to the Effective Date, a copy of its files and its attorney’s files concerning the PATENTS including all opinions of counsel; (2) within forty-five (45) days after the Effective Date, Five Hundred (500) each of the MICRO CLIPS, MEZZO CLIPS and MACRO CLIPS, plus five (5) applicators for each size, each suitable for placing the MICRO CLIPS, MEZZO CLIPS and MACRO CLIPS. USSC shall reimburse LICENSOR for the time and materials required to supply USSC with said clips and applicators but the total cost to USSC is not to exceed Fifteen Thousand Dollars ($15,000); and (3) within forty-five (45) days after the Effective Date, full and complete disclosure of all information and knowledge of whatever kind or description relating to the LICENSED PRODUCTS, the LICENSED PROCESSES and TECHNICAL INFORMATION which LICENSOR has on the Effective Date. Such disclosure shall include, without limitation, a copy of all histological,, biochemical or other written studies, clinical or other trials, tests, prototypes, models, videos, photographic film or slides, reports, computerized data, drawings, patent applications, opinions of patent and FDA (defined below) counsel, testimonials of surgeons and any other material, documentary or otherwise, relating to any of the foregoing. LICENSOR covenants and agrees to promptly furnish to USSC all IMPROVEMENTS together with the foregoing types of information and knowledge conceived or developed by the INVENTORS during the term of this Agreement.

F. Earned Royalties. USSC shall pay royalties to LICENSOR in the manner provided hereunder, such payments shall be based on NET SALES of ROYALTY PRODUCTS in accordance with the following schedule:

CALENDAR YEAR NET SALES (U.S. DOLLARS)	Royalty Rate as Percent of NET SALES
Up to and including [CONFIDENTIAL TREATMENT REQUESTED] /*/	[CONFIDENTIAL TREATMENT REQUESTED] /*/

Over [CONFIDENTIAL TREATMENT REQUESTED] /*/	[CONFIDENTIAL TREATMENT REQUESTED] /*/

G. Exceptions to Royalties. It is agreed that royalties shall not be due under this Agreement for any ROYALTY PRODUCTS which are used by USSC solely for the purpose of clinical testing, market testing, product testing, promotion or advertising.

H. Single Payment. In no event shall more than a single royalty payment be due on any ROYALTY PRODUCT.

I. Minimum Royalties. Subject to the terms of this Agreement and for so long as this License is in effect, USSC shall be obligated to pay to LICENSOR the following minimum royalty according to the following schedule and subject to the stated conditions:

1993 CALENDAR YEAR	$[CONFIDENTIAL TREATMENT REQUESTED] /*/

1994 CALENDAR YEAR	$[CONFIDENTIAL TREATMENT REQUESTED] /*/

1995 CALENDAR YEAR and remaining CALENDAR YEARS until termination of this Agreement	$[CONFIDENTIAL TREATMENT REQUESTED] /*/

The payments called for above shall be prorated on a CALENDAR QUARTERLY basis. A CALENDAR QUARTER’s minimum royalty payment shall be due and payable within sixty

(60) days after the end of such CALENDAR QUARTER. USSC shall be deemed to satisfy in full the foregoing obligation if such amounts are timely paid whether or not there are any NET SALES.

J. Duration and Timing of Payments. Royalties on a ROYALTY PRODUCT shall be due and payable to LICENSOR during the term of the License, as set forth in this Agreement. At the expiration of the term or upon the earlier termination of the license granted by this Agreement, no further royalties will be required to be made by USSC to LICENSOR hereunder. Royalties which are payable under Article II, Section F above (“Earned Royalties”) shall be paid on a quarterly basis within sixty (60) days after the end of the CALENDAR QUARTER. To the extent Earned Royalties are in excess of the Article II, Section I minimum royalty in a CALENDAR QUARTER, such CALENDAR QUARTER’s minimum royalty obligation shall be deemed to have been satisfied in full and such excess shall be credited against minimum royalty in other CALENDAR QUARTERS of that CALENDAR YEAR, but not be carried forward or credited against minimum royalty in any other CALENDAR YEAR. To the extent a CALENDAR QUARTER’s minimum royalty exceeds Earned Royalties for such CALENDAR QUARTER, USSC shall be entitled to carry forward and credit such excess against Earned Royalties in subsequent CALENDAR QUARTERS of that CALENDAR YEAR, but no part of the minimum royalty for a CALENDAR YEAR shall be carried forward or credited against Earned Royalties in a subsequent CALENDAR YEAR.

K. Manner of Payments. All royalty payments under this Agreement will be made to Spinnaker R&D Associates.

L. Record Keeping. USSC shall keep complete and accurate records of the sale of ROYALTY PRODUCTS with respect to which royalty is payable according to this Agreement and, within sixty (60) days following each quarterly period of a CALENDAR YEAR during which royalties are due under this Agreement, USSC shall render to LICENSOR a written report setting forth the amount of royalty due and payable on such ROYALTY PRODUCTS during such quarterly period, and USSC shall, upon rendering such report, remit to LICENSOR the amount of royalty shown thereby to be due.

M. Inspection. USSC shall provide to LICENSOR each CALENDAR YEAR and at USSC’s expense a letter (“Verification Letter”) from an independent accounting firm verifying the calculation of periodic royalties due under this Agreement. In lieu of the aforesaid letter, LICENSOR shall have the right to nominate an independent accounting firm of nationally recognized standing acceptable to and approved by USSC (such approval not to be unreasonably withheld), who shall have access to the records of USSC and those of its AFFILIATES having a license or separate agreement pursuant to this Agreement. Such examination shall occur during business hours and not more than once a year and solely for the purpose of verifying the royalties payable as provided for in this Agreement. Unless written objection is made by LICENSOR and delivered to USSC within sixty (60) days after delivery to LICENSOR of the Verification Letter or the completion of examination by the accountants selected by LICENSOR, then calculation of periodic royalties paid by USSC prior to the date of such Verification Letter or date of such examination shall be final and binding on the parties, except insofar as adjusted or corrected as a result of USSC’s regular annual audit. Any information provided to or inspected by LICENSOR’s accountants shall be treated as USSC’s Confidential Information subject to Article IV Paragraph A. The accountants shall disclose to LICENSOR only information relating to the accuracy of the royalty report and the royalty payments made according to this Agreement. The fees and expenses of such accountants selected by LICENSOR shall be borne solely by LICENSOR.

N. Royalties in U.S. Dollars. Royalties on United States sales and all other payments to be made to LICENSOR by USSC under this Agreement shall be made in U.S. Dollars, or in such other currency (“foreign currency”) as both parties mutually agree upon. Any royalties payable hereunder on sales outside the United States by USSC will be payable to LICENSOR in United States Dollars and will be computed by multiplying the foreign currency sales by the average rate of exchange for the previous quarter of the currency of the country to the U.S. Dollar for the quarter in which the sales are made based on the daily foreign currency exchange rates reported in the New York Times. Such U.S. Dollar translated sales will then be included with other sales for computation of the royalties. In the event that USSC extends its license under this Agreement to any AFFILIATE of USSC or other party, or LICENSOR enters into a separate agreement with any AFFILIATE of USSC or other party pursuant to this Agreement, such AFFILIATE or other party shall pay the royalty to USSC in accordance with the provisions of this Agreement (or the separate agreement) in United States Dollars in the same manner as previously set forth. If the law or regulations of any country shall at any time operate or prohibit the transfer of funds therefrom to the United States, LICENSOR shall have the option to require USSC to make payment hereunder on account of sales in such country by depositing local currency to the account of LICENSOR in a bank in said country acceptable to LICENSOR and notify LICENSOR to such effect and, in such case, USSC shall thereafter cooperate with LICENSOR by all lawful means to obtain lawful release of said funds to LICENSOR (provided that LICENSOR shall reimburse USSC for all out of pocket expenses incurred by it in providing such assistance) but shall have no further responsibility therefor.

O. Taxes. Any sum required under United States tax laws (or the tax laws of any other government) to be withheld by USSC from payment for the account of LICENSOR shall be promptly paid by USSC for and on behalf of LICENSOR to the appropriate tax authorities, and USSC shall, furnish LICENSOR with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable LICENSOR to support a claim for income tax credit in respect of any sum so withheld. This same provision shall also apply to any AFFILIATE of USSC or other party sublicensed pursuant to this Agreement with relation to the tax laws of the respective country or countries in which such AFFILIATE is doing business.

P. Direct License to AFFILIATE. USSC may request at any time to have LICENSOR grant the applicable rights in any particular country to an AFFILIATE of USSC, and LICENSOR shall, whenever requested by USSC enter into direct agreements with such designated AFFILIATES whereby said AFFILIATE will be obligated to remit its payments due for sales in such country directly to LICENSOR, and LICENSOR shall execute such formal direct agreement documents as USSC may request which may be necessary to effect such purposes, provided that in any such case USSC shall guarantee the performance of its AFFILIATE under such direct agreement, and further provided that the formal direct agreement shall provide for the same terms as this Agreement insofar as such terms are lawful under the applicable laws and regulations of the particular country. In the event that laws of a particular country require any deviation from the terms of this Agreement, LICENSOR and USSC shall negotiate such appropriate substitute terms as may be required.

Q. Third Party Patents. If the manufacture, use or sale of LICENSED PRODUCT, LICENSED PROCESS, TECHNOLOGICAL INFORMATION, PATENT, and IMPROVEMENTS in connection with a ROYALTY PRODUCT by USSC, its affiliates, subsidiaries or permitted assigns pursuant to Article 3, Paragraph G results in a claim, lawsuit or other legal action by a third party for infringement, the party receiving such claim, lawsuit or other legal action shall immediately notify the other party in writing. Subject to fulfillment by LICENSOR of its notice obligations pursuant to the immediately preceding sentence, and the correctness of LICENSOR’s representation and warranty, set forth in Article III, Paragraph Q(5), USSC shall defend LICENSOR against such claim, lawsuit or other legal action. USSC shall have the right to conduct the legal defense, or to enter into any settlement agreements, as it, in its sole discretion, deems appropriate. LICENSOR may participate in the lawsuit or other legal action through its own attorney at LICENSOR’S sole cost and expense. LICENSOR agrees to cooperate with USSC in its defense of any such claim. During the pendency of such claim, lawsuit or other legal action, USSC shall have the right after giving LICENSOR the above described notice to pay over to an escrow agent one hundred percent (100%) of the 1993 minimum royalty and earned royalties on 1993 worldwide NET SALES of the allegedly infringing ROYALTY PRODUCT, and, with respect to each subsequent year, fifty percent (50%) of minimum royalties and earned royalties on worldwide NET SALES of the allegedly infringing ROYALTY PRODUCT. The escrow agent shall have binding instructions to invest such amounts in an interest-bearing account and to release same as follows: (a) to third party(s), if, any, for awarded damages, costs and expenses in such lawsuit or legal action pursuant to such award, (b) to third party(s), if any, with whom USSC settles any such claim, lawsuit or other legal action to the extent required by the terms of such settlement, and (c) to pay fifty percent (50%) of USSC’s legal costs and expenses as and when billed to USSC in connection with any such claim, lawsuit or other legal action, with the balance, if any, to be released to LICENSOR after final determination of and reduction for all of the foregoing. Any other instructions to the escrow agent shall be mutually agreed upon by LICENSOR and USSC. Assuming LICENSOR has not breached or defaulted on this Agreement, LICENSOR’s liability for such award, amounts paid in settlement and USSC’s legal costs and expenses shall be limited to one hundred percent (100%) of the amounts in escrow pursuant to this Paragraph, plus fifty percent (50%) of all future minimum and earned royalties payable to LICENSOR under this Agreement. Such future minimum and earned royalties shall be subject to escrow in accordance with this Paragraph.

R. Third Party Infringement. In the event it appears any third party infringes any patent comprised within the PATENTS OR IMPROVEMENT PATENTS, USSC shall notify LICENSOR in writing or, as the case may be, LICENSOR shall notify USSC in writing, and the parties shall discuss the possible courses of action. USSC, upon written notice to LICENSOR, shall have the primary right to initiate a legal action or proceeding for infringement against the unlicensed party or parties at USSC’s own cost and expense and for its own benefit. LICENSOR agrees to render reasonable assistance to USSC in any legal action or proceeding instituted by USSC under this paragraph. Furthermore, USSC shall keep LICENSOR informed of any legal action or proceeding brought by USSC pursuant to this Paragraph and provide LICENSOR the opportunity to participate in such action or proceeding and any proposed settlement thereof; provided however, the final decision with regard to such action or proceeding or settlement shall be in USSC’s discretion. The right to sue infringers accorded to USSC is limited to USSC and shall not belong to any sublicensee or AFFILIATE of USSC, although USSC shall retain the right to Join any AFFILIATE or sublicensee to any legal action or proceeding contemplated by this Paragraph. Notwithstanding the right of USSC to sue patent infringers, this Agreement shall not be construed as assigning any proprietary rights in LICENSED PRODUCTS, LICENSED PROCESSES or TECHNICAL INFORMATION to USSC. USSC expressly acknowledges that LICENSOR retains full ownership of all proprietary rights in LICENSED PRODUCTS, LICENSED PROCESSES, and TECHNICAL INFORMATION, except as to such improvements as may be originated and owned by USSC or may be jointly originated and owned by LICENSOR and USSC.

Any monetary recovery in any patent infringement action or proceeding brought by USSC for infringement of any PATENTS or IMPROVEMENT PATENTS, shall inure solely to the benefit of USSC. If there is a monetary recovery, LICENSOR shall be reimbursed for its out of pocket expenses, excluding attorneys fees and expenses, in rendering assistance to USSC. In the event that USSC shall fail, within a period of six (6) months after receiving or issuing written notice of an apparent infringement, to initiate a legal action or proceeding or to commence settlement negotiations with respect to such apparent infringement, LICENSOR shall have the right but not the obligation to initiate a legal action or proceeding for infringement against the unlicensed party or parties at LICENSOR’s own cost and expense. USSC agrees to render reasonable assistance to LICENSOR in any legal action or proceeding instituted by LICENSOR under this Paragraph. LICENSOR shall keep USSC informed of any legal action or proceeding brought by LICENSOR pursuant to this Paragraph and provide USSC the opportunity to participate in such action or proceeding and any proposed settlement thereof; provided however, the final decision with regard to such action or proceeding or settlement shall be in LICENSOR’s discretion.

Any monetary recovery in any such action or proceeding brought by LICENSOR for infringement of any PATENTS or IMPROVEMENT PATENTS shall inure solely to the benefit of LICENSOR. If there is a monetary recovery, USSC shall be reimbursed for its out of pocket expenses, excluding attorneys fees and expenses, in rendering assistance to LICENSOR.

S. Products Liability. USSC will indemnify LICENSOR against all losses, liabilities, lawsuits, claims, expenses (including attorneys’ fees), costs, and judgments incurred through personal injury, property damage (excluding third party patent claims), or other claims of third parties, arising from the design, manufacture, use, or sale of ROYALTY PRODUCTS under this Agreement.

ARTICLE III - GENERAL PROVISIONS

A. Confidentiality. Both parties. agree to retain in confidence TECHNICAL INFORMATION and any other proprietary, trade secret information (collectively, “CONFIDENTIAL INFORMATION”) received from the other party and clearly marked as proprietary for a period of five (5) years from the date this Agreement is terminated. The existence, terms and conditions of this Agreement shall be deemed CONFIDENTIAL INFORMATION of each of the parties subject to Article III, Paragraph L. Both parties agree not to disclose CONFIDENTIAL INFORMATION to third parties and not use CONFIDENTIAL INFORMATION except in accordance with this Agreement. Both parties’ obligation of non-disclosure and non-use shall not apply to CONFIDENTIAL INFORMATION which (a) at the time of disclosure is in the public domain, (b) after disclosure is published or otherwise becomes part of the public domain through no fault of the receiving party but only after it is published or otherwise becomes part of the public domain, (c) the receiving party can show was in its possession at the time of disclosure, (d) the receiving party can show was received by it from a third party having the right to disclose CONFIDENTIAL INFORMATION to the receiving party or, (e) was obtained by inspection of a product which is or becomes available in the open market or otherwise, as demonstrated by documentation was developed independently of the CONFIDENTIAL INFORMATION.

USSC may disclose during the period of this Agreement LICENSOR’S CONFIDENTIAL INFORMATION to third parties provided that prior to such disclosure, USSC shall obtain from said third party a signed agreement of non-disclosure and non-use (except for the purposes of this Agreement) covering CONFIDENTIAL INFORMATION.

B. FDA Interaction; Government Approvals and Marketing. Following USSC’s exercise of its option under this Agreement, interaction with the U.S. Food and Drug Administration (“FDA”) concerning the ROYALTY PRODUCTS shall be conducted solely by USSC and that for purposes of any filings with the FDA concerning the ROYALTY PRODUCTS, USSC shall be the sole official company sponsor. LICENSOR shall, upon USSC’s request, assist USSC with FDA interaction concerning the ROYALTY PRODUCTS provided that USSC shall reimburse LICENSOR for all out of pocket expenses (other than attorneys’ fees and expenses unless USSC expressly requests such legal assistance) in connection therewith. [CONFIDENTIAL TREATMENT REQUESTED] /*/ shall have the [CONFIDENTIAL TREATMENT REQUESTED] /*/, at [CONFIDENTIAL TREATMENT REQUESTED] /*/, for obtaining any government approvals that may be required for the investigation or marketing of ROYALTY PRODUCTS in the TERRITORY. Notwithstanding anything contained in this Agreement to the contrary, USSC shall have no liability to LICENSOR for delay or failure to develop, manufacture, have manufactured, use, sell or otherwise dispose of or commercialize the SURGICAL CLIP TECHNOLOGY or for failure to seek or procure any FDA approvals. USSC shall have the unqualified right at any time to cease all marketing efforts or all efforts to obtain FDA approvals. Nothing herein shall prevent

USSC from setting its own prices for ROYALTY PRODUCTS or determining USSC’s marketing policies and practices in its sole discretion.

C. Patents. On and after the Effective Date, USSC shall be responsible (including payment of all costs and fees, including attorneys’ fees) for prosecution and maintenance of all Patents and Patent Rights plus the preparation, filing, and prosecution of any other patent applications and maintenance of patents covering IMPROVEMENTS reported to USSC by LICENSOR after the Effective Date during the term of this Agreement. During the term of this Agreement, in the event LICENSOR wishes to publish TECHNICAL INFORMATION, LICENSOR shall report to USSC with reasonable promptness and, in any event, no less than six (6) months prior to any intended publication date,, all inventions made by the INVENTORS within the SURGICAL CLIP TECHNOLOGY. The decision whether to file a patent application or maintain a patent on such inventions shall be solely that of the LICENSOR who shall consult with USSC and reasonably take USSC’s recommendations into consideration. If USSC fails to reasonably concur in a decision to file a patent application, continue prosecution of a patent application, use reasonable efforts to obtain patent issuance, or timely pay to maintain a patent and thus pay for all of the costs and fees connected there with, the invention covered thereby shall not be deemed part of this Agreement in the involved country, and USSC and its sublicensees, if any, shall have no rights whatsoever, in the involved country.

It is specifically understood by the parties that not all of the ROYALTY PRODUCTS, LICENSED PRODUCTS or LICENSED PROCESS (other than those PATENTS specifically represented by LICENSOR in Exhibit A as issued in the specifically named jurisdiction) may be patentable either in the United States or in any foreign country. No party to this Agreement is relying upon any expectation of the issuance of any patent, as a basis for its decision to execute this Agreement. It is the intent of the parties that this Agreement shall be fully valid and enforceable for any LICENSED PRODUCTS and LICENSED PROCESSES for which no patents are obtained.

USSC shall see to it that all patented ROYALTY PRODUCTS sold by USSC or any AFFILIATE or sublicensee of USSC shall be appropriately marked with the applicable patent numbers, in conformity with applicable law.

D. Trademarks. USSC as it deems appropriate, shall originate, select and apply to register one or more trademarks under which the ROYALTY PRODUCTS shall be solely and distributed by USSC or its subsidiaries, Affiliates and licensees. Such trademarks shall be the exclusive property of USSC or its designees, which shall be solely responsible for all prosecution, defense, maintenance and costs relating to same. All decisions relative to such trademarks shall be made by USSC. LICENSOR shall bear no responsibility for any of the costs and efforts associated with the selection, searching, registration, licensing and protection of such trademarks. LICENSOR shall not use, or assert any claim in, any of such trademarks or any trademark confusingly similar to any of such trademarks.

E. Publications. The INVENTORS shall submit, and shall cause everyone under their direction to submit, all proposed publications of any data or information involving or relating to Surgical Clip Technology to USSC at least (30) days prior to submission for publication or disclosure to a third party, for review by USSC. If USSC, for good reason, (such as disclosure of critical information or possible conflict with USSC development and commercialization program), requests the postponement of such publication, the authors of the publication will postpone such publication for at least sixty days. If USSC requests a delay of publication for more than sixty days, which request is not acceded to by the authors, the dispute will be submitted to arbitration in accordance with this Agreement for resolution, after consultation with Spinnaker.

F. Termination.

(1) USSC shall have the right to terminate this Agreement in its entirety and without penalty at any time upon the giving of notice set forth in Paragraph F(3) of this Article. Upon termination of this Agreement, USSC shall have no further rights to the LICENSED PRODUCTS, LICENSED PROCESS, PATENTS and IMPROVEMENT PATENTS or TECHNICAL INFORMATION or any further royalty or other obligations with respect thereto, including without limitation any future minimum royalty otherwise payable hereunder. However, USSC shall pay to LICENSOR all accrued and unpaid earned or minimum royalty due upon as of the termination date including, with respect to the minimum royalties, a pro rata portion thereof based on the number of days in such calendar quarter. However, USSC shall be allowed to sell any existing inventory of ROYALTY PRODUCTS at time of termination and for six (6) months thereafter provided USSC accounts for such sales and pays LICENSOR the appropriate royalty payments for such sales as set forth in this Agreement.

(2) LICENSOR shall have the right to terminate the License any time the minimum royalty or earned royalty required to be paid pursuant to this Agreement is not paid or otherwise satisfied in accordance with this Agreement. The length of the notice period for purposes of this Paragraph F(2) only shall be ten (10) days.

(3) If USSC elects to terminate this Agreement pursuant to Paragraph F(l) of this Article, USSC shall provide to LICENSOR written notice of the termination at least sixty (60) days prior to the termination.

(4) Except as set forth in Paragraph F(2) above, either party may terminate this Agreement upon sixty (60) days written notice for any material breach or default of the other party hereto which shall include, without limitation, if any of the representations and warranties of the other party shall be incorrect in any material respect. Said notice shall become effective at the end of said period unless during said period the party in breach shall cure such breach or default, if such breach or default can be cured within such period.

(5) LICENSOR may terminate this Agreement if USSC is involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business, except in the event a petition is filed against USSC in which event the LICENSOR’s right to terminate this Agreement shall accrue only if such petition is not dismissed or stayed within sixty (60) days after filing.

G. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors to the entire assets and business of the respective parties hereto. This Agreement or part thereof may be assigned by either party to an AFFILIATE of such party provided that the assigning party guarantees the full performance by such AFFILIATE of the Agreement. USSC may further assign its rights and obligations under this Agreement to a financially responsible third party in connection with a complete transfer of the business to which this Agreement pertains. The assigning party will so inform the other party to this Agreement without delay of any assignment made in accordance with the conditions of this Agreement. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party. Any and all assignments of this Agreement or any interest therein not made in accordance with this paragraph shall be void.

H. Force Majeure. Neither party shall be liable for failure to perform as required by any provision of this Agreement where such failure results from a cause beyond such party’s reasonable control such as acts of God, regulation or other acts of civil or military authority, required approval of government bodies, fires, strikes, floods, epidemics, quarantine restrictions, riot, delays in transportation and inabilities to obtain necessary labor, materials, or manufacturing facilities: In the event of any delay attributable to any of the foregoing causes, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of such delay.

I. Notice. Any notice required or permitted to be given by this Agreement shall, unless otherwise provided for in this Agreement, be given by registered or certified mail or an equivalent form of mailing with postage prepaid and addressed to the proper party as follows:

If to LICENSORS:	Spinnaker R&D Associates
5300 DTC Parkway
Suite 270
Englewood, Colorado 80111
Attn: Lowell A. Hare
Managing General Partner

If to USSC:	United States Surgical Corporation
150 Glover Avenue
Norwalk, CT 06856
Attn: Thomas R. Bremer
Vice President & General Counsel

J. Failure to Enforce. Failure of a party to enforce at any time for any period any of the provisions of this Agreement shall not be construed to be a waiver of such provision or the right of such party thereafter to enforce each such provision.

K. Inoperable Provision. In the event any provision or provisions of this Agreement shall be inoperable either by operation of law or otherwise, the remainder of this Agreement shall remain in full force and effect.

L. Publicity. Both parties agree not to publicize or advertise the existence of this Agreement to third parties without the prior written consent of the other party hereto except if required by a bona fide order of a court or competent government authority.

M. Entire Agreement. This Agreement sets forth the entire understanding between the parties in respect to the subject matter hereof and supercedes all prior agreements, arrangements, or understandings related to said subject matter, and there are no promises, representations, conditions, provisions or terms related thereto other than these set forth in this Agreement. This Agreement may not be changed, modified or amended except by a writing signed by both parties hereto.

N. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Chicago, Illinois in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in the Court having jurisdiction thereof. Arbitration proceedings must be instituted within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) after the aggrieved party knew or reasonably should have known of such claimed breach. The failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of proceedings and a waiver of such breach. A party contesting any payment or issue under this Agreement, (i) who continues to comply with all other payment obligations and provisions of this Agreement, and (ii) who pays over any such contested amount to a bank escrow agent (with binding instructions to invest such amount in an interest-bearing account and to release same only pursuant to agreement of the parties or final unappealable judgment of a court of competent jurisdiction) shall not be considered in breach of this Agreement for purposes of giving rise to any right of termination in the other party until there is a final judgment of a court of competent jurisdiction adverse to such contesting party with which judgment such party has failed to comply within fifteen (15) after written notice thereof.

O. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

P. Warranties. LICENSOR hereby represents and warrants as follows:

(1) No patent application (that has not been abandoned) has been filed by it or on its behalf on or prior to the date of this Agreement for any device intended or suitable for clinical applications to vessels or any device intended or suitable for use in connection with any such device, other than as set forth in Exhibit A.

(2) LICENSOR is the owner of full legal and beneficial title to all rights pertaining to the LICENSED PRODUCTS, the LICENSED PROCESSES and TECHNICAL INFORMATION including, without limitation, the Patents and patent application set forth in Exhibit A attached, hereto and incorporated herein. This Agreement has been approved and ratified in form and substance by each of Spinnaker R&D Associates, the University of New Mexico, Wolff M. Kirsch, M.D., Yong Hua Zhu, M.D., and Robert B. Cushman. Spinnaker R&D Associates is duly authorized to enter into this Agreement on behalf of each of the foregoing persons and entities. LICENSOR has delivered to USSC on or prior to the Effective Date letters from Drs. Kirsch and Zhu, Mr. Cushman and the University of New Mexico in the form set forth in Exhibit B.

(3) LICENSOR shall have delivered to USSC prior to the Effective Date of, this Agreement copies of all third party confidentiality agreements with respect to the SURGICAL CLIP TECHNOLOGY. All such copies and the documents delivered and to be delivered to USSC pursuant to Article II Paragraph E shall be true and complete.

(4) USSC shall not be liable to any person as a result of any action taken by LICENSOR or its agents, for any fee, commission or claim of any sort as a result of that person acting as a broker, finder or intermediary in connection with the subject matter of this Agreement.

(5) LICENSOR has no agreement with any third party which, if enforceable and enforced, terminated or modified might adversely affect the rights granted to USSC hereunder, except as set forth in Exhibit C, but none of such parties shall have any rights hereunder or be deemed a third party beneficiary hereof. LICENSOR represents and warrants that to the best of its knowledge there are no actions, suits, proceedings, investigations or claims, pending or threatened, to the proprietary rights of LICENSOR or the rights granted to USSC pursuant to this Agreement and that it has no knowledge and has received no legal opinion that the manufacture, use or sale of the LICENSED PRODUCTS, LICENSED PROCESS or TECHNICAL INFORMATION infringes the patent rights of any third party.

Except as set forth above, LICENSOR EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES OF ANY KIND REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION OF THE GENERALITY OF THE FOREGOING, ANY WARRANTIES AS TO UTILITY OR PATENTABILITY OF ANY LICENSED PRODUCTS, LICENSED PROCESS OR TECHNICAL INFORMATION ANY WARRANTIES OF NONINFRINGEMENT OF ANY THIRD PARTY PATENTS, OR ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, FOR ANY OF THE ROYALTY PRODUCTS, LICENSED PRODUCTS, LICENSED PROCESS or TECHNICAL INFORMATION WHICH MAY BE MADE AND DISTRIBUTED BY OR FOR USSC.

Q. Proprietary Rights. USSC and LICENSOR affirm their understanding that the LICENSED PRODUCTS, LICENSED PROCESS and TECHNICAL INFORMATION defined in this Agreement reflect, and are the product of, trade secrets and confidential intellectual property of the LICENSORS and that any new invention, modification or improvement, relating to the ROYALTY PRODUCTS, the LICENSED PRODUCTS, LICENSED PROCESS or TECHNICAL INFORMATION independently developed or conceived and reduced to practice solely by USSC either prior to or during the term of this Agreement (each a “USSC Invention”) shall be the exclusive property of USSC, although to the extent same shall be part of a ROYALTY PRODUCT a royalty shall be due to LICENSOR as set forth in this Agreement.

R. No Agency. Nothing in this Agreement authorizes either LICENSOR or USSC to act as agent for the other as to any matter, or to make any representations to any third party indicating or implying the existence of any such agency relationship. LICENSOR and USSC shall each refrain from any such representations. The relationship between LICENSOR and USSC is that of independent contractors.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed by their respective duly authorized officers the day and year first above written.

LICENSEE:

UNITED STATES SURGICAL CORPORATION

Date: January 31, 1992	By:	/s/ Robert A. Knarr
Robert A. Knarr, Vice President Marketing

STATE OF CONNECTICUT

COUNTY OF FAIRFIELD

On this 31st day of January, 1992 before me, a notary public, personally appeared Robert A. Knarr to me known who by me duly sworn, did depose and say that he is the Vice President, Marketing of United States Surgical Corporation, the corporation described in and which executed the foregoing instrument for the purposes and the consideration therein expressed in the capacity therein stated and as the act and deed of the Corporation.

/s/ Luanne M. Meade
Luanne M. Meade Notary Public My Commission Expires: 3/31/92

LICENSOR:

SPINNAKER. R&D ASSOCIATES, on behalf of itself and the University of New Mexico, Wolff M. Kirsch, M.D., Yong. Hua Zhu, M.D. and Robert B. Cushman

Date: February 10, 1992	By:	/s/ Lowell A. Hare
Lowell A. Hare, Managing General Partner

STATE OF COLORADO

COUNTY OF ARAPAHOE

On this 10th day of February, 1992 before me, a notary public, personally appeared Lowell A. Hare to me known, who by me duly sworn, did depose and say that he is the Managing General Partner of Spinnaker R & D Associates, the New Mexico general partnership described in and which executed the foregoing instrument for the purposes and the consideration therein expressed in the capacity therein stated and as the act and deed of said general partnership.

/s/ Ann W. Thomas
Notary Public My Commission Expires: June 26, 1992

03/27/91 (AMENDED)

KIRSCH, ET AL. INVENTIONS RELATING TO SURGICAL MICROCLIP

HWG No.	Country	Serial No.	Filing Date	Patent No.	Issue Date
SURGICAL MICROCLIP (MC-002)
A-1613	USA	556,917	12/01/83	4,586,503	05/06/86
F-1825	Britain	8,428,755	11/14/84	2,150,440B	02/18/87
F-1832	Canada	469,012	11/30/84	1,251,113	03/14/89
F-1826	France	84 18256	11/30/84	84 18256	03/30/90
F-1831	Germany	P3443367.8	11/28/84	34 43 367	03/09/89
F-1827	Italy	84146 A/84	11/30/84	1,181,465	09/30/87
F-1828	Sweden	8406053-2	11/30/84	454,321	08/04/88

SURGICAL CLIP, APPLIER AND METHOD (MC-013)
A-2021	USA	787,101	10/15/05	4,733,664	03/29/88
A-2808	USA (Div)	135,445	12/21/87	4,929,240	05/29/90
F-2491	Australia	63250/86	09/30/86	593581	09/30/86
F-2492	Brazil	PI86 05015	10/14/86
F-2501	Britain	8623961	10/06/06	2,181,356	09/27/89
F-2493	Canada	519,371	09/30/86	1,280,329	02/19/91
F-2494	France	86 14243	10/14/86	86,14243	12/29/89
F-2495	Germany	P3633124.4	09/30/86
F-2496	India	268/BOM/86	09/24/86	165,360	09/24/86
F-2497	Italy	84144 A/86	10/15/86	1,218,121	04/12/90
F-2498	Japan	61-243339	10/15/86
F-2499	S. Africa	86/7462	09/30/86	86/1462	08/26/87
F-2500	Sweden	86 04346-0	10/14/86
F-2500.D	Swed (Div)	90 00183-5	01/19/90

SYSTEM FOR APPLYING A DEFORMABLE PLASTIC CLIP (MC-036)
A-3093	USA	07/319,297	03/06/89	4,983,176	01/08/91
F-3806	China	90101229.7	03/06/90

F-3809.PCT – PCT/US90/01043 was filed 03/06/90 in Austria, Belgium, Federal Republic of Germany, France, United Kingdom, Italy, Luxembourg, Netherlands, Sweden, and Japan.

EVERTING FORCEPS (MC-047)
A-3293	USA	309,372	02/13/89	4,950,281	08/21/90
F-3808	China	90100824.9	02/10/90

F-3811.PCT. – PCT/US90/01044 was filed 03/06/90. in Austria, Belgium, Switzerland and Liechtenstein, Federal Republic
of Germany, France, United Kingdom, Italy, Luxembourg, Netherlands, Sweden, and Japan.

MULTIPURPOSE SURGICAL TOOL (MC-048)
A-3292	USA	07/479,567	02/14/90

F-3292.PCT – PCT/US91/00844 was filed 02/12/91 in Austria, Belgium, Switzerland and Liechtenstein, Federal Republic
of Germany, France, United Kingdom, Italy, Luxembourg, Netherlands, Sweden, Canada, and Japan.

NERVE ANASTOMOSIS SLING AND METHOD (MC-063)
A-4032	USA	07/631,954	12/21/90

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